Exhibit 99.1

STERLING BANCORP www.sterlingbancorp.com News Immediate Release 650 FIFTH AVENUE NEW YORK, NY 10019-6108

John W. Tietjen	Thomas Walsh
Executive Vice President &	Investor/Media Relations
Chief Financial Officer	MWW Group
Sterling Bancorp	twalsh@mww.com
john.tietjen@sterlingbancorp.com	201.964.2464
212.757.8035

FOR IMMEDIATE RELEASE

Sterling Bancorp Expands Authorization To Repurchase Stock

NEW YORK, N.Y., June 16, 2005 — Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that its Board of Directors has increased the Company’s authority to repurchase Common Shares by an additional 800,000 shares. This increases the Company’s authority to repurchase approximately 925,000 shares. Approximately 18.3 million Common Shares are currently outstanding.

This is the fifth stock repurchase authorization approved by the Company’s Board of Directors since 1997. The stock repurchases may be made from time to time in the open market or in privately negotiated transactions at prevailing market prices. Repurchased shares may be held as treasury shares and used for general corporate purposes.

“We believe that this new stock repurchase authority shows our commitment to enhancing shareholder value,” stated Louis J. Cappelli, Chairman and Chief Executive Officer. “It demonstrates our confidence in the Company’s performance while reflecting the strength of our balance sheet and business model. Share repurchases are an efficient use of available cash while allowing us to maintain the financial flexibility necessary to achieve key business objectives.”

About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.9 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, Virginia and North Carolina and conducts business throughout the U.S.

Exhibit 99.1

This press release may contain statements, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements regarding matters that are not historical facts, that are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. The Company’s actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Cautionary Statement Regarding Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.